Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2010

ANDOVER, MA -- (Marketwire - July 22, 2010) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the second quarter and six months ended June 30, 2010.

Revenues for the second fiscal quarter ended June 30, 2010, increased to $57,377,000, compared to $50,627,000 for the corresponding period a year ago, and increased from $51,709,000 for the first quarter of 2010. Gross margin increased to $25,739,000 for the second quarter of 2010, compared to $22,598,000 for the corresponding period a year ago and $23,324,000 for the first quarter of 2010. Gross margin, as a percentage of revenue, increased to 44.9% for the second quarter of 2010 compared to 44.6% for the second quarter of 2009, but decreased slightly on a sequential basis from 45.1% for the first quarter of 2010. Net income for the second quarter was $4,747,000, or $0.11 per diluted share, compared to a net income of $1,341,000, or $0.03 per diluted share, for the corresponding period a year ago and net income of $1,952,000, or $0.05 per diluted share, for the first quarter of 2010.

Revenues for the six months ended June 30, 2010 increased by 7.9% to $109,086,000 from $101,075,000 for the corresponding period a year ago. Net income for the six month period was $6,699,000, or $0.16 per diluted share, compared to a net loss of $(1,202,000) or $(0.03) per diluted share, for the corresponding period a year ago.

Commenting on the Company's second quarter performance, Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer, stated: "Second quarter shipments and bookings were robust. Consolidated revenue increased 11.0% sequentially while the consolidated book-to-bill ratio was 1.43:1. Total backlog at the end of the second quarter was $103,227,000, compared to $78,407,000, at the end of the first quarter."

"Brick components revenue grew 9.9% sequentially, with growth balanced across product lines. V-I Chip revenue for the second quarter grew 11.3% sequentially. V-I Chip bookings were strong on an absolute basis, but declined 19.5% sequentially, reflecting the sizeable initial orders placed by a large customer during the first quarter. This customer, along with others, continued to place orders through the second quarter. Picor also performed well, with strong second quarter sequential revenue and bookings growth."

Dr. Vinciarelli concluded, "New product releases and design-in activities with Bricks, V-I Chips and Picor products are progressing. An important milestone that was recently reached is the engineering release of the PFM, which is scheduled for general introduction after Labor Day. Significant customer interest in DCMs in VIBrick packages points to growth opportunities for our 'V-I Chip inside' Brick product strategy. Finally, Picor's development of innovative silicon-centric solutions complements our vision of enabling efficient power systems made from standard, yet flexible, building blocks."

Depreciation and amortization for the second quarter of 2010 was approximately $2,524,000, and capital additions totaled $2,385,000. For the first six months of 2010, depreciation and amortization was $4,957,000 and capital additions were $4,814,000, compared to $5,234,000 and $2,749,000, respectively, for the first six months of 2009. Cash, restricted cash equivalents and short-term investments increased by $13,276,000 to approximately $55,701,000 at the end of the second quarter of 2010 from $42,425,000 at the end of the first quarter of 2010. The Company's Board of Directors approved a cash dividend of $0.30 per share of the Company's stock. The total dividend of approximately $12,506,000 is payable on July 30, 2010, to shareholders of record at the close of business on July 16, 2010. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan.

As of June 30, 2010, the Company held approximately $19,250,000, at par value, of auction rate securities classified as long-term investments purchased though broker / dealer affiliates of Bank of America NA. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to classify its holdings as long-term investments and reduce their carrying value to an estimated market value. The Company's remaining $8,600,000 of auction rate securities held by UBS AG ("UBS") were redeemed at par on June 30, 2010, pursuant to an earlier agreement with UBS, with a trade settlement date of July 1, 2010. Accordingly, the UBS auction rate securities were recorded at par and classified as short-term investments as of June 30, 2010. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

In 2010, the tax provision is based on the estimated annual effective tax rate for 2010, which includes estimated federal, state and foreign income taxes on the Company's projected annual pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The tax provision in 2009 provided for estimated income taxes due in various state and international taxing jurisdictions for which losses incurred by the Company cannot be offset, and for estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. The 2010 and 2009 tax provisions also include discrete items, principally expense for net increases in state taxes and accrued interest for potential liabilities.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, July 22, 2010, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-543-6411 at approximately 4:50 p.m. and use the Passcode 70649235. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 6, 2010. The replay dial-in number is 888-286-8010 and the Passcode is 73796664. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED        SIX MONTHS ENDED
                                    (Unaudited)           (Unaudited)

                                --------------------- --------------------
                                 JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                   2010       2009       2010       2009
                                ---------- ---------- ----------  --------

Net revenues                    $   57,377 $   50,627 $  109,086  $101,075
Cost of revenues                    31,638     28,029     60,023    56,646
                                ---------- ---------- ----------  --------
         Gross margin               25,739     22,598     49,063    44,429

Operating expenses:
          Sales & administration    12,061     12,019     23,941    24,842
          Research & development     9,037      7,611     17,905    15,362
          Severance charges              0        859          0     3,957
                                ---------- ---------- ----------  --------
             Total operating
              expenses              21,098     20,489     41,846    44,161
                                ---------- ---------- ----------  --------

Income from operations               4,641      2,109      7,217       268

Other income, net                      425        193        492       311
                                ---------- ---------- ----------  --------

Income before income taxes           5,066      2,302      7,709       579

Provision for income taxes             319        544        957       972
                                ---------- ---------- ----------  --------

Consolidated net income (loss)       4,747      1,758      6,752      (393)

Less:  Net income attributable
 to noncontrolling interest              0        417         53       809
                                ---------- ---------- ----------  --------

Net income (loss) attributable
 to Vicor Corporation           $    4,747 $    1,341 $    6,699 ($  1,202)
                                ========== ========== ==========  ========

Net income (loss) per share
 attributable to Vicor
 Corporation:
           Basic                $     0.11 $     0.03 $     0.16 ($   0.03)
           Diluted              $     0.11 $     0.03 $     0.16 ($   0.03)

Shares outstanding:
           Basic                    41,686     41,665     41,676    41,665
           Diluted                  41,752     41,665     41,726    41,665

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    JUNE 30,     DEC 31,
                                                      2010         2009
                                                  (Unaudited)  (Unaudited)
                                                  -----------  -----------
Assets

Current assets:
        Cash and cash equivalents                 $    46,604  $    40,224
        Restricted cash equivalents                         0          192
        Short-term investments                          9,097        2,583
        Accounts receivable, net                       34,435       26,565
        Inventories, net                               25,686       21,357
        Deferred tax assets                               181          181
        Other current assets                            5,237        4,345
                                                  -----------  -----------
                  Total current assets                121,240       95,447

Restricted cash and cash equivalents                        0          223
Long-term investments                                  18,380       30,957
Property and equipment, net                            48,775       49,009
Other assets                                            4,828        4,941
                                                  -----------  -----------

                                                  $   193,223  $   180,577
                                                  ===========  ===========

Liabilities and Equity

Current liabilities:
        Accounts payable                          $    11,613  $     9,458
        Accrued compensation and benefits               7,128        5,740
        Accrued severance charge                            0          259
        Other accrued liabilities                       3,591        2,678
        Dividends payable                              12,506            0
        Deferred revenue                                4,076        2,521
                                                  -----------  -----------
                 Total current liabilities             38,914       20,656

Long-term deferred revenue                              2,064        2,196
Long-term income taxes payable                            434          384
Deferred income taxes                                   1,355        1,275

Equity:
  Vicor Corporation stockholders' equity:
        Capital stock                                 162,775      162,248
        Retained earnings                             107,165      112,972
        Accumulated other comprehensive loss           (1,711)      (1,608)
        Treasury stock                               (121,827)    (121,827)
                                                  -----------  -----------
             Total Vicor Corporation
              stockholders' equity                    146,402      151,785
  Noncontrolling interest                               4,054        4,281
                                                  -----------  -----------
        Total equity                                  150,456      156,066
                                                  -----------  -----------

                                                  $   193,223  $   180,577
                                                  ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439